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                                                                    Exhibit 11.1

                              QUAKER CITY BANCORP

                       COMPUTATION OF EARNINGS PER SHARE

                                    For the Year   For the Year   For the Year
                                   Ended June 30, Ended June 30, Ended June 30,
                                        2001           2000           1999
                                   -------------- -------------- --------------
     Average common shares
 A   outstanding................      4,923,722      5,025,625      5,392,564
                                    -----------    -----------     ----------
 B   Net earnings for period....    $15,129,000    $11,750,000     $9,644,000
                                    ===========    ===========     ==========
     Basic earnings per share [B
     / A].......................    $      3.07    $      2.34     $     1.79
                                    ===========    ===========     ==========

     Common share equivalents:

     Average stock options
 C   outstanding................        712,174        367,887        571,279
                                    -----------    -----------     ----------
     Average option exercise
 D   price......................    $     10.83    $      4.94     $     8.50
                                    -----------    -----------     ----------
 E   Exercise proceeds [C x D]..    $ 7,712,844    $ 1,817,362     $4,855,872
                                    -----------    -----------     ----------
     Tax benefit on non-
 F   qualified options..........    $ 1,534,528    $   460,328     $  561,521
                                    -----------    -----------     ----------
     Total exercise proceeds [E
 G   + F].......................    $ 9,247,372    $ 2,277,690     $5,417,393
                                    -----------    -----------     ----------
     Average market price in
 H   period.....................    $     21.99    $     15.89     $    16.00
                                    -----------    -----------     ----------
     Shares repurchased at
 I   market price [G / H].......        420,526        143,341        338,587
                                    -----------    -----------     ----------
     Increase in common shares
 J   [C - I]....................        291,648        224,546        232,692
                                    -----------    -----------     ----------
     Shares outstanding and
 K   equivalents [A + J]........      5,215,370      5,250,171      5,625,256
                                    ===========    ===========     ==========
 L   Net earnings for period....    $15,129,000    $11,750,000     $9,644,000
                                    ===========    ===========     ==========
     Diluted earnings per share
     [L / K]....................    $      2.90    $      2.23     $     1.70
                                    ===========    ===========     ==========